

Quaker Chemical Corporation

Investor Conference Call

July 31, 2012

Quaker

Risk and Uncertainties Statement

Regulation G

The attached charts include Company information that does not conform to generally accepted accounting principles (GAAP). Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other Companies.

This data should be read in conjunction with the Company's second quarter earnings news release dated July 30, 2012, which has been furnished to the SEC on Form 8-K, and the Company's Form 10-Q for the quarterly period ended June 30, 2012, which has been filed with the SEC.

Forward-Looking Statements

This presentation may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company's demand is largely derived from the demand for its customers' products, which subjects the Company to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

2nd Quarter 2012 Results

- **Net Income up 7% in 2Q 2012 vs. 2Q 2011**
  - Increased EPS of $0.81 from $0.79 in 2Q 2011
  - EPS includes $0.06 of U.S. Customer Bankruptcies, $0.03 of CFO transition charges and $0.03 dilutive impact related to equity offering in May of 2011
- **Net sales of $176.8 million up 5% over 2Q 2011**
  - Product volumes, including acquisitions, were higher by 6% and selling price / mix increases drove a 5% increase
  - All partially offset by foreign exchange rate translation of 6%
- **Gross profit up $6.9 million, or 13%, compared to 2Q 2011**
  - Gross margin percentage higher than 2Q 2011 due to price increases implemented to restore margins and mix effects
- **SG&A % of sales of 24.7% up from 2Q 2011**
  - Primary drivers are acquisition related costs, additional selling and other costs on increased business activity and the bankruptcy charges and transition costs noted above, all partially offset by decreases due to foreign exchange rate translation
- **$15.2 million of operating cash flow generated in 2Q 2012**
- **Leverage ratio remains a strong 0.6X at June 30, 2012, consistent with prior quarter end and year end 2011 levels**

Chart 1

Product Volume by Quarter


55,000
50,000
45,000
40,000
35,000
30,000
25,000
Metalworking Process Chemicals Segment
4Q08 YTD Avg.
1Q09
2Q09
3Q09
4Q09
1Q10
2Q10
3Q10
4Q10
1Q11
2Q11
3Q11
4Q11
1Q12
2Q12

Volume slightly improving throughout 2012

Chart 2

Annualized Run Rate of Adjusted EBITDA


90
60
30
0
2008
2009
2010
2011
Annl. 2012

Note: Excludes restructuring, transition costs related to key employees, an equity affiliate out-of-period charge, non-cash gain from purchase of equity affiliate, non-income tax contingency charge and U.S. bankruptcy charges. Annualized EBITDA for 2012 is EBITDA for the first half of 2012 multiplied by two.

2012 Annualized EBITDA tracking ahead of Full Year 2011

Chart 3

NA Steel Market Data



Weekly Tonnage of Raw Steel Production
(thousands of net tons)
2050
2000
1950
1900
1850
1800
1750
1700
1650
1600
1550
1500
1450
2010
2011
1,869
Updated: July 10, 2012
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
Source: AMM from American Iron and Steel Institute data.

Reconciliation of Annualized Run Rate of Adjusted EBITDA

	2008	2009	2010	2011	YTD Annualized 2012
Net income attributable to Quaker Chemical Corporation	11,132	16,220	31,807	43,569	22,486
Add / (subtract):					
Depreciation	10,879	9,525	9,867	11,455	5,969
Amortization	1,177	1,078	988	2,338	1,465
Interest expense	5,509	5,533	5,225	4,666	2,325
Taxes on income	4,977	7,065	12,616	14,256	8,319
Restructuring and related activities	2,916	2,289	-	-	-
Non-income tax contingency charge	-	-	4,132	-	-
Mexico out-of-period charge	-	-	564	-	-
Transition costs related to key employees	3,505	2,443	1,317	-	558
Non-cash gain from purchase of equity affiliate	-	-	-	(2,718)	-
U.S. Customer Bankruptcies	-	-	-	-	1,156
Adjusted EBITDA	40,095	44,153	66,516	73,566	42,278
Multiply by Annual Run Rate	1	1	1	1	2
Annualized Run Rate of Adjusted EBITDA	40,095	44,153	66,516	73,566	84,556